Exhibit 10.2

EXECUTION COPY

FULL AND COMPLETE RELEASE

1.    Sullivan Release

(a)I, Michael Sullivan, in consideration for the acceleration of vesting of RSUs described in the agreement between IHS Inc. (the "Company") and me dated the date hereof (the "Agreement"), for myself and my heirs, executors, administrators and assigns, do hereby knowingly and voluntarily release and forever discharge the Company and its respective predecessors, successors and affiliates and current and former directors, officers and employees from any and all claims, actions and causes of action, including, but not limited to, those relating to or arising from my employment or separation of employment with the Company, including, but not limited to, under those federal, state and local laws and those applicable laws of any other jurisdiction prohibiting employment discrimination based on age, sex, race, color, national origin, religion, disability, veteran or marital status, sexual orientation or any other protected trait or characteristic, or retaliation for engaging in any protected activity, including without limitation, the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., as amended by the Older Workers Benefit Protection Act, P.L. 101-433, the Equal Pay Act of 1963, 9 U.S.C. § 206, et seq., Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Civil Rights Act of 1991, 42 U.S.C. § 1981a, the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 791 et seq., the Family and Medical Leave Act of 1993, 28 U.S.C. §§ 2601 and 2611 et seq., whether KNOWN OR UNKNOWN, fixed or contingent, which I ever had, now have, or may have, or which my heirs, executors, administrators or assigns hereafter can, will or may have from the beginning of time through the date on which I sign this Full and Complete Release (this "Release") (collectively the "Released Claims"). PROVIDED, HOWEVER, that notwithstanding the foregoing or anything else contained in this Agreement, the Release set forth in this Section shall not extend to: (i) any vested rights under any pension, retirement, profit sharing or similar plan; or (ii) my rights to indemnification and/or defense under any Company certificate of incorporation, bylaws and/or policy or procedure, under any insurance contract, or under Section 11 of the Employment Agreement dated November 1, 2004, as amended, in connection with any acts and omissions within the course and scope of my employment with the Company.

(b)I warrant and represent that I have made no sale, assignment or other transfer, or attempted sale, assignment or other transfer, of any of the Released Claims.

(c)I fully understand and agree that:

1.this Release, including the IHS Release set forth below, is in exchange for acceleration of RSUs to which I would otherwise not be entitled;

2.no rights or claims are released or waived that may arise after the date this Release is signed by me;

3.I am hereby advised to consult with an attorney before signing this Release;

4.I had 21 days from my receipt of this Release within which to consider whether or not to sign it;

5.I have 7 days following my signature of this Release to revoke the Release; and

6.this Release will not become effective or enforceable until the revocation period of 7 days has expired.
(d)    If I choose to revoke this Release, I must do so by notifying the Company in writing. This written notice of revocation must be mailed by U.S. first class mail or by U.S. certified mail within the 7 day revocation period and addressed as follows:
IHS Inc.
15 Inverness Way East
Englewood, CO 80112
Attention: Jeff Sisson

2.    IHS Release.
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company on behalf of itself and its respective predecessors, successors and affiliates and current and former directors and officers, does hereby knowingly and voluntarily release and forever discharge Sullivan and his heirs, executors, administrators and assigns from any and all claims, actions and causes of action related to or arising from his employment or separation from employment with the Company; whether KNOWN OR UNKNOWN, fixed or contingent, provided, however, no rights or claims are released or waived that may arise after the Agreement is signed by the Company or any claims for breach of the Agreement by Sullivan. The Company represents and warrants that it has made no sale, assignment or other transfer, or attempted sale, assignment or other transfer of any claim released hereby.
3.    Miscellaneous.

(a)This Release is the complete understanding between the parties in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter. Neither party has relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release.

(b)In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release will remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provisions will be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.

(c)    This Release is to be governed and enforced under the laws of the State of Colorado (except to the extent that Colorado conflicts of law rules would call for the application of the law of another jurisdiction).

(d)    This release inures to the benefit of the Company, Sullivan and their successors and assigns.

(e)    Each party has carefully read this Release, fully understands each of its terms and conditions, and intends to abide by this Release in every respect. As such, each party knowingly and voluntarily signs this release as of August 10, 2011.

/s/ Michael Sullivan
Michael Sullivan

IHS Inc.

/s/ Jeffrey Sisson
Name:	Jeffrey Sisson
Title:	Senior Vice President &
Chief Human Resources Officer